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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                         (DOLLARS IN MILLIONS)
                                                               YEAR ENDED DECEMBER 31
                                                      ----------------------------------------
                                                       2005     2004     2003     2002    2001
                                                      ------   ------   ------   ------   ----
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
     Income from continuing operations before income
       taxes and cumulative effect of accounting
       change, net..................................  $1,412   $1,542   $1,247   $  933   $256
     (Deduct) add equity in undistributed (earnings)
       loss of fifty-percent-or-less-owned
       companies....................................      (1)      (1)       -      (10)    (1)
     Add interest on indebtedness, net..............     246      214      252      226    230
     Add amortization of debt expense...............       6        6       13       13     10
     Add estimated interest factor for rentals......      40       34       31       24     21
                                                      ------   ------   ------   ------   ----
     Earnings before income taxes, cumulative effect
       of accounting change, net, and fixed
       charges......................................  $1,703   $1,795   $1,543   $1,186   $516
                                                      ======   ======   ======   ======   ====
FIXED CHARGES:
     Interest on indebtedness.......................  $  244   $  214   $  253   $  225   $234
     Amortization of debt expense...................       6        6       13       13     10
     Estimated interest factor for rentals..........      40       34       31       24     21
                                                      ------   ------   ------   ------   ----
       Total fixed charges..........................  $  290   $  254   $  297   $  262   $265
                                                      ------   ------   ------   ------   ----
PREFERRED STOCK DIVIDENDS (A).......................  $    -   $    8   $   16   $   14   $  7
                                                      ------   ------   ------   ------   ----
     Combined fixed charges and preferred stock
       dividends....................................  $  290   $  262   $  313   $  276   $272
                                                      ======   ======   ======   ======   ====
RATIO OF EARNINGS TO FIXED CHARGES..................     5.9      7.1      5.2      4.5    1.9
                                                      ======   ======   ======   ======   ====
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS (B)(C)..................     5.9      6.9      4.9      4.3    1.9
                                                      ======   ======   ======   ======   ====

(a) Represents the amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2005 pre-tax income of $6 million related to the Behr litigation accrual, the non-cash, pre-tax goodwill impairment charge of $69 million and the pre-tax impairment charge of $45 million relating to financial investments, 2004 pre-tax income of $30 million related to the Behr litigation accrual, the non-cash, pre-tax goodwill impairment charge of $112 million, and the pre-tax impairment charge of $21 million related to a marketable security, the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net, of $147 million, and the 2001 non-cash, pre-tax charge of $530 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 6.2, 7.2, 4.9, 4.8 and 3.8 for the years 2005, 2004, 2003, 2002 and
     2001, respectively.

(c)  The year 2001 includes goodwill amortization expense.